Exhibit (a)(1)(iii)

Form of Letter of Transmittal

LETTER OF TRANSMITTAL

Regarding Units

In

CPG JPMORGAN ALTERNATIVE STRATEGIES FUND, LLC

Tendered Pursuant to the Offer to Purchase
Dated March 23, 2012

If you do not wish to sell any of your units, please disregard this Letter of Transmittal.

THE OFFER AND WITHDRAWAL RIGHTS WILL
EXPIRE AT, AND THIS LETTER OF TRANSMITTAL
MUST BE RECEIVED BY GEMINI FUND SERVICES, LLC
EITHER BY MAIL OR BY FAX BY THE END OF THE DAY
ON THURSDAY, APRIL 19, 2012, AT 12:00 MIDNIGHT,
NEW YORK TIME, UNLESS THE OFFER IS EXTENDED.

Complete The Last Page Of This Letter Of Transmittal And Fax
Or Mail In The Enclosed Postage-Paid Envelope To:

CPG JPMorgan Alternative Strategies Fund, LLC
c/o Gemini Fund Services, LLC
4020 S. 147th Street, Suite 2
Omaha, Nebraska 68137

Attn:  Tender Offer Administrator
Fax: (402) 963-9094

For additional information:
Phone: (212) 317-9200

To assure good delivery, please send this Letter of Transmittal to Gemini Fund Services, LLC and not to your broker or dealer or financial advisor.

Ladies and Gentlemen:

The undersigned hereby tenders to CPG JPMorgan Alternative Strategies Fund, LLC, a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware (the "Fund"), the Units of Beneficial Interest of the Fund ("Units") held by the undersigned, described and specified below, on the terms and conditions set forth in the offer to purchase, dated March 23, 2012 ("Offer to Purchase"), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together constituted the "Offer"). The tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

The undersigned hereby sells to the Fund the Units tendered hereby pursuant to the Offer.  The undersigned hereby warrants that the undersigned has full authority to sell the Units tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it.  Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.

The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase the Units tendered hereby.  The undersigned recognizes that, if the Offer is oversubscribed, not all of the undersigned's Units will be purchased.

The undersigned acknowledges that the method of delivery of any documents is at the election and the complete risk of the undersigned, including, but not limited to, the failure of the Fund's Administrator, Gemini Fund Services, LLC ("Gemini"), to receive any Letter of Transmittal or other document.  Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine.  Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.

Investors are responsible for confirming receipt of this Letter of Transmittal and, therefore, must contact the Fund at the address and phone number set forth above.  Please allow 48 hours for this Letter of Transmittal to be processed prior to contacting the Fund to confirm receipt.  If you fail to confirm receipt of this Letter of Transmittal, there can be no assurance that your tender has been received by the Fund.

Payment of the purchase price for the Units of the undersigned, as described in Section 6 of the Offer to Purchase, will consist of a promissory note that will be held for the undersigned by Gemini.  Cash payments due pursuant to the promissory note will be deposited directly to the account designated by the undersigned.  If such investor does not provide account information, the cash payments will be sent directly to such investor's mailing address as listed in the Fund's records, unless such investor advises the Fund in writing of a change in its mailing address.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned.  Except as stated in Section 5 of the Offer to Purchase, this tender is irrevocable.

CPG JPMORGAN ALTERNATIVE STRATEGIES FUND, LLC
 If you do not want to sell your Units at this time, please disregard this notice.  This is simply notification of the Fund’s tender offer.  If you choose to tender, you are responsible for confirming that Gemini Fund Services, LLC (“Gemini”) has received your documents by the tender Expiration Date.  Please allow 48 hours for your Letter of Transmittal to be processed prior to contacting the Fund to confirm receipt.  To assure good delivery, please send this page to Gemini and not to your broker or dealer or financial advisor.  This Letter of Transmittal must be received by Gemini either by mail or by fax by the end of the day on Thursday, April 19, 2012, at 12:00 midnight, New York time, unless the offer is extended.

Please fax or mail (this page only) in the enclosed postage-paid envelope to:

CPG JPMorgan Alternative Strategies Fund, LLC c/o Gemini Fund Services, LLC 4020 S. 147th Street, Suite 2 Omaha, Nebraska 68137 Attn: Tender Offer Administrator

For additional information:
Phone: Fax:	(212) 317-9200 (402) 963-9094

Part 1. Name:

Name of Investor:	☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐

SS# or Taxpayer ID #: ☐☐☐ ☐☐ ☐☐☐☐	Phone #: ☐☐☐ ☐☐☐ ☐☐☐☐

Part 2. Amount of Units of the Fund to be Tendered (please check one):

☐	All Units.

☐	Units with a specific dollar value. $______________________

Subject to maintenance of a minimum balance of $25,000 (the “Required Minimum Balance”).  The undersigned understands that if the undersigned tenders an amount that would cause the undersigned’s account balance to fall below the Required Minimum Balance, the Fund reserves the right to reduce the amount to be purchased from the undersigned so that the Required Minimum Balance is maintained.

Amounts payable are subject to pro ration as described in the Offer to Purchase.

Part 3.  Cash Payment:

Cash payments shall be wire transferred to the following account: ☐☐☐ ☐☐☐ ☐☐☐☐

Part 4.  Signature(s):

FOR INDIVIDUAL INVESTORS AND JOINT TENANTS:

Signature:
(Signature of Owner(s) Exactly as Appeared on Investor Certification)/Date

Print Name of Investor:

Joint Tenant Signature:
(If joint tenants, both must sign.)	(Signature of Owner(s) Exactly as Appeared on Investor Certification)/Date

Print Name of Joint Tenant:

FOR OTHER INVESTORS:

Print Name of Investor:

Signature:
(Signature of Owner(s) Exactly as Appeared on Investor Certification)/Date

Print Name of Signatory and Title:

Co-Signatory if necessary:
(Signature of Owner(s) Exactly as Appeared on Investor Certification)/Date

Print Name and Title of Co-Signatory: